Exhibit 99.1
NEWS

FOR IMMEDIATE RELEASE
Solutia Inc. 575 Maryville Centre Drive St. Louis, Missouri 63141 P.O. Box 66760 St. Louis, Missouri 63166-6760
Media: Dan Jenkins (314) 674-8552 Investors: Susannah Livingston (314) 674-8914

Solutia Re-affirms Guidance and Provides Other Updates

ST. LOUIS, March 6, 2009 -- Solutia Inc. (NYSE: SOA) announced today that based on its performance through February, it is re-affirming its full-year 2009 adjusted EBITDA guidance from continuing operations of $325 million to $350 million and its full-year 2009 total cash from operations less capital expenditures guidance of $25 million to $75 million.
“Overall, we are encouraged by the performance of our businesses so far in 2009.  Revenue and adjusted EBITDA for the first two months met the company’s expectations, with February results showing sequential improvement over January, despite fewer shipping days.  For continuing operations, our pricing philosophy and aggressive cost mitigation actions have allowed us to hold margins despite the slower demand environment.  In addition, total cash from operations less capital expenditures (including both continuing operations and discontinued operations) for the first two months was modestly positive, and total current liquidity is on par with year-end at approximately $145 million.  Finally, we continue to actively pursue strategic alternatives for the Nylon business with multiple parties and remain optimistic that we will be in a position to announce a disposition of the business by the end of the first quarter 2009,” commented Jeffry N. Quinn, chairman, president and CEO of Solutia Inc.

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Use of Non-U.S. GAAP Financial Information

For the purpose of this press release, the company has provided guidance in the form of adjusted EBITDA. Adjusted EBITDA is EBITDA (earning before interest expense, income taxes, depreciation and amortization) excluding gains and losses, cost overhang associated with the expected sale of our Integrated Nylon business, and non-cash stock compensation expense.  Adjusted EBITDA is not determined in accordance with generally accepted accounting principles in the United States (GAAP). The company believes that this non-GAAP financial measure is useful to investors because it facilites period-to-period comparisons of Solutia's performance and enables investors to assess the company's performance in the way that management and lenders do. Our debt covenants and certain management reporting and incentive plans are measured against non-GAAP financial measures.

Forward Looking Statements
This press release contains forward-looking statements, including, but not limited to statements about projected financial performance and the timing of the sale of Solutia’s nylon division, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions.  These statements are based on management’s current expectations and assumptions about the industries in which Solutia operates and Solutia's ability to raise additional funds which is subject to market conditions.  Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the accuracy of our assumptions, the ability of third parties to finance an acquisition, and those risk and uncertainties described in Solutia’s most recent Annual Report on Form 10-K, including under “Cautionary Statement About Forward Looking Statements” and “Risk Factors”, and Solutia’s quarterly reports on Form 10-Q.  These reports can be accessed through the “Investors” section of Solutia’s website at www.solutia.com.  Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

Corporate Profile
Solutia is a market-leading performance materials and specialty chemicals company.  The company focuses on providing solutions for a better life through a range of products, including: Saflex® interlayer for laminated glass; CPFilms® aftermarket window films sold under the LLumar® brand and others; high-performance nylon polymers and fibers sold under brands such as Vydyne® and Ultron®; and technical specialties including the Flexsys® family of chemicals for the rubber industry, Skydrol® aviation hydraulic fluid and Therminol® heat transfer fluid.  Solutia’s businesses are world leaders in each of their market segments.  With its headquarters in St. Louis, Missouri, USA, the company operates globally with approximately 3,700 employees in more than 60 locations.  More information is available at www.Solutia.com.

Source: Solutia Inc.
St. Louis
3/6/09